(a)(15)

                              ARTICLES OF AMENDMENT

                                       OF

                        SCUDDER INTERNATIONAL FUND, INC.

         SCUDDER INTERNATIONAL FUND, INC., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the "SDAT") that:

         FIRST: The Charter of the Corporation is hereby amended to change and reclassify all of the issued and outstanding shares of the International Growth and Income Fund series of the Corporation's capital stock into Class S Shares of the International Fund series of the Corporation's capital stock, and to cancel and terminate the International Growth and Income Fund series of the Corporation's capital stock, and from and after the Closing Date (as hereinafter defined), all of the authorized shares of the Corporation's capital stock heretofore classified and designated as shares of the International Growth and Income Fund series of the Corporation's capital stock shall cease to constitute shares of the International Growth and Income Fund series of the Corporation's capital stock and, instead, such shares shall constitute either (i) issued and outstanding shares of the Class S Shares class of the International Fund series of the Corporation's capital stock or (ii) authorized but unissued and unclassified shares of the Corporation's capital stock, as further described in "SECOND," below.

         SECOND: The following provisions shall apply in order to effectuate the change and reclassification described in Article FIRST above:

         (A) As of the Closing Date, all of the issued and outstanding shares of the International Growth and Income Fund series shall automatically be changed and reclassified into that number of full and fractional Class S Shares of the International Fund series having an aggregate net asset value equal to the aggregate value of the net assets of the International Growth and Income Fund series.

         The aggregate value of the net assets of the International Growth and Income Fund series and the International Fund series (and the Class S Shares class thereof), shall be determined in accordance with the valuation procedures set forth in the Corporation's charter and the then current prospectus or statement of additional information of the International Fund as of the close of regular trading on the New York Stock Exchange on the business day immediately preceding the Closing Date (the "Valuation Time").

         In the event that immediately prior to the Valuation Time (a) the New York Stock Exchange or another primary trading market for portfolio securities of the International Fund series or the International Growth and Income Fund series is closed for trading or trading thereupon is restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Corporation's Board of

Directors, accurate appraisal of the value of the net assets with respect to the shares of the International Fund series or the International Growth and Income Fund series is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

         (B) Upon the change and reclassification described in (A) above, the shareholders of the International Growth and Income Fund series shall be deemed to own, as of the Closing Date, that number of full and fractional Class S Shares of the International Fund series as may be allocated to such shareholders on a pro rata basis.

         (C) All of the assets and liabilities of the Corporation allocated or to be allocated to the International Growth and Income Fund series prior to the Closing Date shall, from and after the Closing Date, be deemed to constitute and shall be allocated to the assets and liabilities of the International Fund series.

         (D) As of the Closing Date, all of the authorized but unissued shares of the International Growth and Income Fund series shall automatically be changed and reclassified into authorized but unissued and unclassified shares of the Corporation's capital stock.

         (E) The "Closing Date" shall be 8:59 a.m. EST on August 14, 2000.

         THIRD: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly advised the foregoing amendment and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.


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

         IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of this 11th day of August, 2000; and its President acknowledges that these Articles of Amendment are the act of Scudder International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                          SCUDDER
                                                 INTERNATIONAL
                                                 FUND, INC.

/s/John Millette                                 /s/William Glavin
---------------------------                      -----------------------------
John Millette                                    William Glavin
Secretary                                        Vice President

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